CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders of Oppenheimer Gold & Special Minerals Fund:

We consent to the use, in this Registration Statement of Oppenheimer Gold & Special Minerals Fund, of our report dated August 19, 2011, relating to the financial statements and financial highlights of Oppenheimer Gold & Special Minerals Fund (Cayman) Ltd., appearing in the Statement of Additional Information, which is part of such Registration Statement.

/s/ KPMG LLP

Denver, Colorado

October 24, 2011